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                                                              EXHIBIT 9(D)

           AMENDMENT NO. 3 TO BASIC ADMINISTRATIVE SERVICES AGREEMENT


         This Amendment No. 3, dated as of the 1st day of March, 1993, is entered into between PACIFIC HORIZON FUNDS, INC. (the "Company"), a Maryland corporation, and Concord Holding Corporation, a Delaware corporation ("Concord").

         WHEREAS, the Company and Concord have entered into a Basic Administrative Services Agreement dated as of November 13, 1989 as amended by Amendment No. 1 dated as of November 1, 1991 and Amendment No. 2 dated as of March 1, 1993 (the "Administration Agreement"), pursuant to which the Company retained Concord as its Administrator to provide basic administrative services for the benefit of all classes of Shares (as defined in the Administration Agreement) in its Prime Fund, Treasury Fund, Horizon Tax-Exempt Money Fund, California Tax-Exempt Money Market Fund, Pacific Horizon Tax-Exempt Money Market Fund, Government Fund and Treasury Only Fund; and

         WHEREAS, the Company has notified Concord that it has established a Prime Value Fund and that it desires to retain Concord to act as the Administrator therefore, and Concord has notified the Company that it is willing to serve as the Administrator for the Prime Value Fund (the "Fund");

         NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. APPOINTMENT. The Company hereby appoints Concord as Administrator of the Prime Value Fund for the period and on the terms set forth in the Administration Agreement. Concord hereby accepts such appointment and agrees to perform the services and duties set forth in the Administration Agreement, for the compensation herein provided.

         2. COMPENSATION. For the services provided and the expenses assumed as Administrator pursuant to the Administration Agreement with respect to the Prime Value Fund, the Company will pay Concord a fee, computed daily and paid monthly, based on the net assets of the Prime Value Fund at the following annual rates: .10% of the first $7 billion of said Fund's net assets, plus
 .09% of the next $3 billion of said Fund's net assets, plus .08% of said Fund's net assets over $10 billion.

         If in any fiscal year the aggregate expenses of the Prime Value Fund (as defined under the securities regulations of any state having jurisdiction over such Fund) exceed the expense limitations of any such state, Concord will reimburse the Fund for one-half of such excess expenses unless the Fund's investment
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adviser reimburses the Fund for more than one-half of such excess expenses, in which case Concord will reimburse the Fund for the difference between the amount of such excess expenses less the amount of the investment adviser's reimbursement to the Fund. The obligation of Concord to reimburse the Prime Value Fund hereunder is limited in any fiscal year to the amount of its fee hereunder for such fiscal year with respect to the Fund; PROVIDED, HOWEVER, that notwithstanding the foregoing, Concord shall reimburse such Fund for such proportion of such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Fund so require. Such expense reimbursement, if any, will be estimated and accrued daily and paid on a monthly basis.

         3. MISCELLANEOUS. Except to the extent amended hereby, the Administration Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects as amended hereby.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 3 as of the date and year first above written.


                                                   PACIFIC HORIZON FUNDS, INC.


                                                   By:/s/ Thomas M. Collins
                                                      ---------------------
                                                      President


                                                   CONCORD HOLDING CORPORATION


                                                   By:/s/ William B. Blundin
                                                      ----------------------
                                                      President